Senesco Technologies Announces IND Filing With FDA For SNS01-T

NEW BRUNSWICK, N.J. (January 24, 2011) -- Senesco Technologies, Inc. ("Senesco" or the "Company") (NYSE Amex: SNT) today announced that the Company has filed an Investigational New Drug (“IND”) application with the U.S. Food and Drug Administration (“FDA”) for Senesco’s lead drug candidate SNS01-T for treatment of multiple myeloma.

"Our first IND submission is a significant milestone for Senesco,” stated Leslie J. Browne, Ph.D, President and Chief Executive Officer of Senesco Technologies Inc. “SNS01-T could be a new way of reprogramming cancer cells to respond to natural death signals. It is designed to regulate what we believe is an important growth control switch that induces programmed cell death, also known as apoptosis. Senesco plans to evaluate SNS01-T in patients with relapsed or refractory disease who have failed at least two standard treatment regimens.  If this therapeutic approach is successful, we believe it has the potential to change the progression of the disease and significantly impact patients' lives."

Multiple myeloma is a cancer of plasma cells, a type of white blood cell normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Up to two-thirds of patients with the disease currently survive less than five years. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Senesco Technologies, Inc.

Senesco Technologies is leveraging proprietary technology that regulates programmed cell death, or apoptosis. Accelerating apoptosis may have application in treating cancer, while delaying apoptosis may have application in certain inflammatory and ischemic diseases. The Company is preparing to initiate a human clinical trial in multiple myeloma with its lead therapeutic candidate, SNS01-T. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the success and timing of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance; the Company’s ability to comply with the continued listing standards of the NYSE/AMEX; and other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Senesco Technologies, Inc.
Leslie J. Browne, Ph.D.
President & CEO
732-296-8400
or
Investor Relations Contact:
CEOcast, Inc.
Dan Schustack, 212-732-4300
dschustack@ceocast.com